Exhibit 12.2

E: Lou@bevilacquapllc.com

T: 202.869.0888 (ext. 100)

W: bevilacquapllc.com

June 27, 2025

Energy Exploration Technologies, Inc.

1654 Calle Tulipan

Ste 100

San Juan, PR 00927

Re:	Offering Statement on Form 1-A
File No. 024-12616

Ladies and Gentlemen:

We have acted as counsel to Energy Exploration Technologies, Inc., a Puerto Rico corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s offering statement on Form 1-A (File No. 024-12616), as amended (the “Offering Statement”), under Regulation A promulgated pursuant to Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the Company’s proposed Tier 2 Regulation A offering (the “Offering”) of (i) up to 2,700,000 shares (the “Cash Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), to be issued and sold for cash consideration of $10.00 per share; and (ii) up to 200,000 additional shares of Common Stock (the “Bonus Shares,” and together with the Cash Shares, the “Shares”) that may be issued, without additional consideration, pursuant to the Company’s bonus share program described in the offering circular included in the Offering Statement (the “Offering Circular”). This opinion is being furnished to you for filing as an exhibit to the Offering Statement, and no opinion is expressed herein as to any matter pertaining to the contents of the Offering Statement or the Offering Circular other than as expressly stated herein with respect to the Shares.

For purposes of the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

●	the Offering Statement;

●	the Company’s Fifth Amended and Restated Certificate of Incorporation, as filed with the Puerto Rico Department of State on March 21, 2025, and Section 3.3.17 thereof with respect to the issuance of Common Stock under Regulation A;

●	the Company’s Amended and Restated Bylaws, as currently in effect;

●	the written consents and resolutions adopted by the Company’s board of directors authorizing, inter alia, the Offering, the issuance of the Securities, and the execution of the documents necessary to effect the Offering;

●	the form of subscription agreement to be entered into between the Company and each purchaser of Shares;

●	the Broker-Dealer Services Agreement dated as of May 10, 2025 between the Company and DealMaker Securities LLC; and

●	such other corporate records, agreements, certificates of public officials and of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 June 27, 2025

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the persons identified as officers and directors of the Company are actually serving in such capacity and that the Offering Statement will be qualified by the Commission. In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, and subject further to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Offering Statement, as of its date, complies as to form in all material respects with the requirements of Regulation A under the Securities Act, and the Shares, when issued and sold as described in the Offering Statement and the applicable subscription agreement, will be issued in compliance with the registration requirements of the Securities Act, or pursuant to an exemption therefrom.

We express no opinion as to the laws of any jurisdiction other than the federal securities laws of the United States of America, as in effect on the date hereof (the “Applicable Laws”). We express no opinion as to the laws of any state or other jurisdiction, including the General Corporation Law of Puerto Rico, or any state securities or “blue sky” laws.

We render no opinion with respect to any provision of the examined transaction documents that purports to waive, whether unilaterally or bilaterally, the right to trial by jury, to select venues, or to choose governing law; any provision purporting to sever provisions deemed unenforceable; or the availability of equitable remedies.

Our opinions are given as of the date hereof and are based on Applicable Laws currently in effect. We undertake no obligation to advise you of any changes in law, fact or circumstance that may occur after the date of this opinion letter.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Offering Statement is declared qualified.

This opinion letter is furnished by us solely for the benefit of the Company in connection with the Offering and may not be relied upon by any other person or for any other purpose without our prior written consent, except that we hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Bevilacqua PLLC